SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 7, 2004
                                                          ---------------


                                  INFORTE CORP.
             (Exact name of registrant as specified in its charter)


          Delaware                        000-29239               36-3909334
          --------                        ---------               ----------
(State or other jurisdiction             (Commission            (IRS Employer
      of incorporation)                   File No.)          Identification No.)


150 North Michigan Avenue, Suite 3400
Chicago, Illinois                                                  60601
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number including area code:   (312) 540-0900


          (Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

         [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05         Costs Associated with Exit or Disposal Activities.

         On October 1, 2004, Inforte's executive team authorized a plan to reduce its office space to better align with its space needs. These steps included consolidating office space at its Southern California office and the two Chicago locations where Inforte had separate contractual rental obligations. Estimated costs for the consolidation of the facilities consist of contractual rental commitments for office space being vacated less estimated sub-lease income. The total reduction of office space resulting from this consolidation of our office space was approximately 41,345 square feet, all of which was vacated as of October 1, 2004. Total charges related to this reduction of space are estimated at $2.0 million and will be recognized at the date the plan for office space consolidation is executed. Total net undiscounted cash outlays over the remaining terms of the lease agreements are estimated at $2.2 million and net annual savings are $270,000, $1,100,000, $390,000, $180,000 and $100,000 in
2004, 2005, 2006, 2007 and 2008, respectively. If we vacate additional space, if future sub-lease income is less than estimated, if we buy-out of leases or if we are unable to sub-lease our vacated space, additional charges or credits in future periods will be necessary.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        INFORTE CORP.


October 7, 2004                         By:    /s/ Nick Heyes
                                           -------------------------------------
                                               Nick Heyes
                                               Chief Financial Officer











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